EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated November 14, 2019 with respect to the statements of condition including the related portfolios of REIT Income Portfolio 2019-4; Diversified Healthcare Portfolio 2019-4; Energy Portfolio 2019-4; Financial Institutions Portfolio 2019-4 and Utility Income Portfolio 2019-4 (included in Invesco Unit Trusts, Series 2015) as of November 14, 2019 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-233789) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
November 14, 2019